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                                                                    EXHIBIT 99.4

                                 AMENDMENT NO. 3
                                     TO THE
                      PROFIT SHARING PLAN FOR EMPLOYEES OF
                 TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES
                       AS RESTATED EFFECTIVE APRIL 1, 1999

         WHEREAS, TRINITY INDUSTRIES, INC., a Delaware corporation (the "Company"), has heretofore adopted the PROFIT SHARING PLAN FOR EMPLOYEES OF TRINITY INDUSTRIES, INC. AND CERTAIN AFFILIATES AS RESTATED EFFECTIVE APRIL 1, 1999 (the "Plan"); and

         WHEREAS, pursuant to those provisions of the Plan permitting the Company to amend the Plan from time to time, the Company desires to amend the Plan in certain respects;

         NOW THEREFORE, the Plan is hereby amended as follows:

1.       Section 2.01(s) of the Plan is hereby amended to read as follows:

         "FORFEITURES: The portion of a Participant's Employer Contribution Account which, subject to Section 4.03 of the Plan, is forfeited because of a Severance from Service before full vesting."

2. Section 2.01(u) of the Plan is hereby amended to delete the last sentence in the second paragraph thereof regarding the Employer's ability to make a calendar-year election to determine Highly Compensated Employees.

3. The first paragraph of Section 3.01 of the Plan is hereby amended to read as follows:

         "Subject to the provisions of Section 3.03 hereof and except for any Employee (i) who is a member of a collective bargaining unit, the recognized representative of which has not agreed to Participation in the Plan by its members, (ii) who is a nonresident alien and receives no earned income (within the meaning of Section 911(d)(2) of the Code) from the Employer which constitutes income from United States sources (within the meaning of Section 861(a)(3) of the Code), (iii) who is a "Leased Employee," (iv) who is classified as a "Project Status Employee," or (v) who is an employee or within a class of employees designated on Appendix I attached hereto, an Employee shall become a Participant in this Plan as follows:

         (a) Any Employee included under the provisions of the Prior Plan as of January 1, 1999 shall continue to participate in accordance with the provisions of this Plan.

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         (b)      The Participation of any Employee who is eligible to become a
                  Participant on or after January 1, 1999, shall commence on the first day of the month immediately following the sixty
                  (60)-day period beginning on his Employment Commencement Date.

         Effective April 1, 1997, for purposes of the Plan, a "Leased Employee" is an individual who is not an Employee of the Employer and (i) who provides services to the Employer pursuant to an agreement between the Employer and a leasing organization; (ii) who has performed such services for the Employer (or for the Employer and an Affiliate) on a substantially full-time basis for a period of at least one (1) year; and (iii) whose services are performed under the primary direction or control of the Employer.

         For purposes of the Plan, a "Project Status Employee" is an individual identified by a specified job code who is hired to complete a specific project under specified terms and conditions and whose relationship with the Employer terminates upon completion of the specific project."

4.       Section 3.02(b) of the Plan is hereby amended to read as follows:

         "(b) Transfers from Affiliates--In the event that an Employee who at any time was employed by an Affiliate either commences employment with a Participating Employer, or returns to the employment of a Participating Employer, then, except as otherwise provided below, such Employee shall receive Service with respect to the period of his employment with such Affiliate (to the extent not credited under paragraph (c) of this Section). In applying the provisions of the preceding sentence-

                  (1) except to the extent otherwise expressly provided in the Plan, a written addendum thereto or a separate adoption agreement, such Employee shall not receive Service with respect to any period of employment with such Affiliate completed prior to the date on which such Affiliate became an Affiliate;

                  (2) the amount of such Service shall be determined in accordance with paragraph (a) of this Section 3.02, as if such Affiliate were a Participating Employer; and

                  (3) if such Employee incurs a Break in Service (as defined in paragraph (d) of this Section and determined as if such Affiliate were a Participating Employer) prior to his commencement of employment with the Participating Employer or return to the employment of the Participating Employer, then the amount of such Employee's service attributable to the period of his employment with such Affiliate shall be determined in accordance with paragraph (d) of this Section."

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5.       The sixth paragraph of Section 4.01(b)(2) of the Plan is hereby amended to read as follows:

                  "The Committee may, in its sole discretion, elect to take contributions to a Participant's Salary Reduction Contribution Account into account in computing the Average Contribution Percentage, in the manner and to the extent provided by Treasury Department regulations promulgated under Code Section 401(m). However, in such a case, the Actual Deferral Percentage tests under Section 4.02(e) must still be computed and met separately, and in connection therewith, no aggregation with Matching Employer Contributions shall be permitted. Alternatively, the Employer may, in its sole discretion, elect to make qualified nonelective contributions in the manner and to the extent provided by Treasury Department regulations under Code Section 401(m), that would, in combination with Matching Employer Contributions under the Plan, satisfy the limitation set forth above. In any event, said correction of the discrimination tests described herein shall be made within twelve (12) months of the end of the Year. Qualified nonelective contributions made to a Participant's Account shall at all times remain fully vested and subject to the same distribution restrictions as contributions made pursuant to the Participant's salary reduction agreement."

6.       Section 4.03 of the Plan is hereby amended to read as follows:

         "If, upon a Severance from Service, a Participant is not entitled to a distribution of the entire balance in his Employer Contribution Account, then as of the date on which such Severance from Service occurs, his Account shall be divided into two portions, one representing the nonforfeitable portion, and the other representing the forfeitable portion, of such Account. His Employer Contribution Account shall continue to receive Income allocations pursuant to Section 5.02(a) until the nonforfeitable portion of such Account is distributed. A Forfeiture of the forfeitable portion of the Account will occur upon the earlier of (i) the date on which the Participant receives a full distribution of his vested account balance or (ii) the date on which he incurs five (5) consecutive one (1)-year Breaks in Service. The Participant shall receive a distribution of the nonforfeitable portion of such Account pursuant to Section 6.04. Notwithstanding the foregoing, prior to a Participant's sixty-fifth
         (65th) birthday, written consent of the Participant is required before commencement of the distribution of any portion of his Account if the present value of the nonforfeitable total interest in his Account is greater than $5,000.

         As of the end of the Year in which a Forfeiture occurs, and except as otherwise provided below, such Forfeiture shall be applied to reduce the Matching Employer Contributions to the Plan under Section 4.01(b) hereof; provided that, to the extent the Forfeitures available to reduce Matching Employer Contributions for the Year exceed such Matching Employer Contributions and all restoration amounts described below, such excess shall be applied in payment of Trustee fees and other administrative expenses of the Plan and Trust.

         If the Participant returns to the employ of an Employer before incurring five (5) consecutive one (1)-year Breaks in Service, he shall have the right to repay to the Trust Fund the amount of a prior lump sum payment within the five (5)-year period beginning on his Reemployment Commencement Date. If such repayment is made, then, as of the end of the Year of repayment, the amount of his prior Forfeiture shall be restored and,

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         together with the amount repaid, shall become the beginning balance in his new Employer Contribution Account. Such restoration shall be made first from Forfeitures in the Year in which the Participant returns to the employ of the Employer. To the extent that the Forfeitures available in that Year are insufficient for this purpose, restoration shall be effected by the making of a special Employer contribution for such Year of repayment."

7.       Section 5.03(a) of the Plan is hereby amended to read as follows:

         "(a) Notwithstanding anything contained herein to the contrary, the total additions made to the Salary Reduction Account and Employer Contribution Account of a Participant for any Year shall not exceed the lesser of (1) or (2), where--

                  (1) is the greater of $30,000 (or such greater amount as permitted under Internal Revenue Service rulings to reflect increases in the cost-of-living); and

                  (2) is 25% of the Participant's total compensation for such Year.

         For purposes of this Section 5.03, a Participant's "total compensation" includes earned income, wages, salaries, fees for professional service and other amounts received for personal services actually rendered in the course of employment with his Employer (including, but not limited to, commissions paid to salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and excluding the following: (i) Employer contributions to a plan of deferred compensation to the extent contributions are not included in the gross income of a Participant for the taxable year in which contributed, or on behalf of a Participant to a simplified employee pension plan under Section 219(b)(7) of the Code, and any distributions from a plan of deferred compensation whether or not includible in the gross income of the Participant when distributed, provided that effective April 1, 1998, a Participant's "total compensation" shall include his Salary Reduction Contributions and contributions to a plan described in Code Section 125 and Section 457;
         (ii) amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by a Participant becomes freely transferable or is no longer subject to a substantial risk of forfeiture; (iii) amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option; and
         (iv) other amounts which receive special tax benefits, or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of an annuity contract described in
         Section 403(b) of the Code (whether or not the contributions are excludible from the gross income of the Participant)."

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8.       Section 5.03(b) of the Plan is hereby amended to read as follows:

         "(b) If, as a result of the allocation of Forfeitures, a reasonable error in estimating a Participant's `total compensation' causes such Additions to exceed the limitations set forth in paragraph (a), above, such excess shall be deemed to arise solely from Matching Employer Contributions described in
                  Section 4.01(b) hereof and the amount of such contributions constituting the excess shall be treated as a Forfeiture for the Year. In the event that all or any portion of such excess cannot be treated as a Forfeiture for such Year because of the application of paragraph (a), above, the amount which cannot be so treated shall be held in a suspense account until it can be so treated in a subsequent Year, and no further Additions shall be made to Participants' accounts until the amount in such suspense account has been fully disposed of. Notwithstanding any provision to the contrary herein contained, if this Plan terminates during any Year in which such suspense account cannot be disposed of because of the application of paragraph (a), above, the amount in the suspense account shall revert to the Employers."

9.       Section 5.03(g) of the Plan is hereby amended to read as follows:

         "(g) Notwithstanding the foregoing, the combined plan limitations as defined in Code Section 415(e) and described in paragraph
                  (c) above shall not be applied to limitation years beginning after December 31, 1999."

10.      Section 5.04(c) of the Plan is hereby amended to read as follows:

         "(c) Impact on Maximum Benefits--For any Plan Year beginning prior to April 1, 2000 and in which the Plan is a Top-Heavy Plan,
                  Section 5.03 shall be read by substituting the number 1.00 for the number 1.25 wherever it appears therein; provided, however, that where the Plan is not a "Super" Top-Heavy Plan (as defined in Code Section 416(h)(2)(B)), no such substitution shall occur if, for such Plan Year, the minimum allocations determined pursuant to paragraph (b) of this Section are determined by reference to four percent (4%), in lieu of three percent (3%), of total compensation.

11.      Section 5.04(d) of the Plan is hereby amended to read as follows:

         "(d) `Total Compensation' Defined -- The term `total compensation' as used in this Section 5.04 shall have the same meaning as that set forth in Section 2.01(h) hereof."

12. Effective April 1, 1999, Section 6.04(d) of the Plan is hereby amended to read as follows:

         "(d) Direct Rollovers--Notwithstanding any provision of the Plan to the contrary, the recipient of all or any portion of a Participant's (or Former Participant's) benefits, other than a Beneficiary who is not a surviving spouse, may elect, in the manner prescribed by the Committee, to have any portion of an eligible rollover distribution paid directly to an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code, an annuity plan described in Section 403(a) of the Code, or a qualified trust described in Section 401(a) of the Code, that will accept the eligible rollover distribution, as specified by the recipient; provided, however, that a recipient who is a surviving

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                  spouse may elect a direct rollover to an individual retirement account or individual retirement annuity only. For purposes of this Section 6.04(d) , an "eligible rollover distribution" shall mean any distribution of all or any portion of the balance to the credit of the recipient, except (i) a distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the recipient or the joint lives (or joint life expectancies) of the recipient and the recipient's designated Beneficiary, or for a specified period of ten (10) years or more; (ii) a distribution to the extent such distribution is required under Section 401(a)(9) of the Code; (iii) the portion of any distribution that is not includible in gross income; or (iv) any hardship distribution described in Section 401(k)(2)(B)(i)(IV) of the Code."

13.      Section 6.04(e) of the Plan is hereby deleted from the Plan.

14.      Section 6.06(b) of the Plan is hereby amended to read as follows:

         "(b) The period of repayment for any loan shall be arrived at by agreement between the Committee and the borrower, but such period in no event shall exceed five (5) years; provided, however, that such period may exceed five (5) years where the proceeds of the loan are to be used to acquire a dwelling which is to be used within a reasonable time as the principal residence of the Participant. The loan (i) must be in level payments, made not less frequently than quarterly, over the term of the loan, with privilege of prepayment, in whole (but not in part), at any time, and (ii) prior to termination of the borrowing Participant's employment, shall be repaid by payroll deduction. Within the limitations of the immediately preceding sentence, the precise manner and frequency of payments shall be determined by the Committee at the time that the loan is made."

15.      Section 6.06(d) of the Plan is hereby amended to read as follows:

         "(d) Each loan shall bear a rate of interest equal to the interest rate charged by persons in the business of lending money for loans which would be made under similar circumstances. The Committee shall determine such interest rate by applying the provision of the immediately preceding sentence."

16. Section 6.06(e) of the Plan is hereby amended, effective November 1, 2000, to read as follows:

         "(e) No loan shall be made in an amount less than $1,000. In addition with respect to a Participant, no more than one loan may be outstanding at any time."

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         IN WITNESS WHEREOF, the Company has caused this instrument to be executed in its name and on its behalf on this 16th day of March, 2001, effective as of April 1, 1999. TRINITY INDUSTRIES, INC.

                                                  By: /s/ M.J. Lintner
                                                      --------------------------
                                                  Title: VP Human Resources

ATTEST:

/s/ Michael Fortado

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